COMMERCIAL AGREEMENT

for the

(ZINC/IRON DUST)

for

NATSTEEL HOLDINGS PTE LTD

For The Period

01 November 2021 to 31 October 2022

General

1. **Environmental Solutions (Asia) Pte Ltd** hereinafter referred to as **ESA** is a service provider for recycling and waste management registered with the National Environment Agency of Singapore (NEA). A copy of the licences issued by NEA is included under Annex B - Waste Management Licence No. T20050007L and Transport for Toxic Industrial Waste Approval No. TW/TA-0585. **NatSteel Holdings Pte Ltd** hereinafter referred to as **NSH**, generates Zinc/Iron Dust as a by-product of steel production. ESA proposes to purchase this as feedstock (hereinafter referred to as Feedstock) for the extraction of metal oxides to be reused as a secondary resource and render the residue after extraction suitable as construction aggregate or in co-processing in a cement manufacturing.

Concept

ESA will purchase the feedstock from NSH. ESA shall provide transportation necessary for the hauling of the feedstock from NSH site.

2. The feedstock shall be packed either
   2.1. In serviceable 1 ton PP Jumbo Bags by NSH, and loaded on ESA provided trucks or 3rd party logistics, OR
   2.2. Loaded directly on Hook Lift OTC bins provided by ESA
3. The scale of operations will be designed for up to 1,000 MT per month.
4. The feedstock shall be hauled for processing off-site

Recycling Site

5. The recycling site is located in Singapore, owned by ESA

Operational Concept

6. **Limits of Scope**
   ESA will provide or engage 3rd party transportation from NSH site to the recycling site, and the 1-ton PP jumbo bags required to pack the feedstock. NSH shall pack the feedstock into the 1-ton PP jumbo bags and load them onto the trucks provided by ESA at NSH site. ESA will then recycle the feedstock off site in Singapore. ESA will prepare and submit all necessary documentation for the customs and the like, and also provide timely operation summaries to NSH. See Attached Scope of Supply.

7. **Daily Hauling**
   The feedstock shall be hauled daily during 0800 – 1800 hrs. Hauling outside these hours can be pre-arranged if necessary.

8. **Transfer**
   A compatible system of geometry, dimension, and throughput shall be employed to ensure a fit to the feedstock silo discharge spout of the PP Jumbo bags to minimise dust emissions. The PP bags shall be filled by gravity, and all laden bags shall weigh approximately 1 MT. Only serviceable Polypropylene Jumbo Bags of > 1.5 MT rating will be used. These bags, once filled, will be sealed by attached ties. -

9. Loading of Bags / Loading with Hoop Lift Bins (of feedstock)

9.1. Loading of Bags (of feedstock)

Exactly 29 Bags shall be loaded by forklift onto a 40-foot truck or 17 bags shall be loaded by forklift onto the 20-foot truck. Forklift operator and driver shall be thoroughly briefed on the loading procedures, operational expectations and limitations. The cargo weight shall be taken as the difference of the laden and unladen truck by means of weighbridge at NSH.

OR

9.2. Loading with Hook Lift OTC Bins (of feedstock)

Load the feedstock directly onto OTC Bin (L16ft x W8ft x H6ft) that is covered with bag liner as full as possible. The hook lift truck shall be guided to the discharge points and unload the OTC bin to the position for safe discharging. The cargo weight shall be taken as the difference of the laden and unladen truck by means of weighbridge at NSH.

Responsibilities

NSH to undertake

1. NSH agrees to the tariff terms as spelled out under the commercial section of this contract
2. Provide safety induction training and permit to work to ESA workers who are involved at site collection
3. Provide training for ESA to perform the discharging process
4. Allow unobstructed access for hooklift truck to and fro the collection site

ESA to undertake

1. Provide OTC bin and transportation of the OTC bin.
2. Provide non-permanent modification to the OTC bin for collection of feedstock
3. Provide method statement and risk assessment for the collection and transportation
4. Minimise dust emission during discharging and transportation
5. Title to, and risk of loss with respect to feedstock shall pass to ESA upon the loading of feedstock at NSH site into the OTC bin

10. Journey from NSH site

The laden truck shall proceed directly from NSH weigh bridge to ESA.

11. Sampling and Analysis

Random samples shall be taken from every truck load where possible as a necessary quality control check. Samples shall be sealed and further divided into **2 sub-lots** with 1 lot for ESA for analysis and 1 umpire lot (sealed and signed) to be retained. Analysis will be done by XRF at ESA internal laboratory weekly only.

Any dispute of the sampling result shall be resolved by submitting the umpire sample to 3rd party Surveyor / Test Laboratory such as Alex Steward Services Singapore, or any other reputable 3rd party Surveyor/Test Laboratory mutually agree. The survey / test results on the umpire sample shall be final and binding to all parties.

12. **Wet Separation**

The dust shall undergo a wet separation process from which efficiencies of > 99% for the iron and > 99% of the Zinc is expected.

13. **Mass Balance**

The feedstock consists of about 25% Iron and 30% Zinc (+/- 10%), and the remaining 40% comprises other inorganic constituents.

14. **Quality (of Feedstock)**

14.1. NSH is to ensure **no other foreign materials or debris** is disposed of into the feedstock.

14.2. NSH is to notify ESA for process change that might result in the changes of feedstock composition.

15. **Secondary Resource**

The separated Iron shall be dried and briquetted, then sold back to an Iron Smelter. The Zinc shall be dried, bagged and sold as a resource Zinc based chemical manufacturers. The inorganic residue shall be recycled as a construction aggregate to be consumed by the cement manufacturing industry.

16. **PP Bag Management**

All used PP bags shall be provided by ESA, at its own cost and be recycled for reuse by NSH. ESA shall ensure the recycled bag is fit for purpose. NSH shall not be responsible for any bag breakages. Transportation of the PP jumbo bags from Recycling Site to NSH site shall be executed by ESA.

17. **Billing**

NSH shall bill ESA based on the weighing ticket weight.

<u>Environmental Management</u>

18. **Dust Management**

Dust emissions are expected to form at the point of transfer from Silo to bags/OTC bin, during transportation, and at the point of discharge.

18.1. To prevent dust emissions during transfer, discharge transfer conduits from dust silos should be compatible with the spout opening of the PP Jumbo bags. Transfer should only commence once the spout is securely fastened to the transfer conduit.

18.2. All PP Jumbo bags prior to deployment shall be checked for serviceability. Bags with tears and the like shall not be used. All laden trucks shall have canvas tarpaulin covering the bags.

18.3. OTC bin shall be fitted with a liner to contain and minimize dust emission during transfer and transportation

19. **Journey Management**

Based on min. of 300 MT a month, up to 3 trucks shall be provisioned daily by ESA or 3rd party logistics. In the event there is no collection over the weekends, or during the public holidays (but NSH production is still running), or day(s) when more of the feedstock than the normal were generated, ESA shall provide additional trucks on the following day(s) to truck away the feedstock. All drivers shall undergo a safety briefing by ESA before they commence operations.

20. **Residue Management**

As approximately 60% of the feedstock shall be recycled to Iron or Zinc oxides, the remaining residue shall be reused as a low value secondary for construction aggregate. This shall be supplied directly to construction companies or to cement manufacturers for co-processing feedstock at ESA's option.

21. **Risk Assessment and Standard Operating Procedures**

Prior to commencement of work, risk assessments and standard operating procedures shall be jointly developed, for the scope of work starting from the transfer of feedstock to bags and terminating at ESA.

Commercial

22. **Tariff & Quantity**

ESA shall pay SGD 101 per Metric Ton of feedstock loaded & delivered ex yard. Limits for acceptance will be 30% ± 10% for Zinc; and 25% ± 10% for Iron. (No moisture deduction)

The quantity is min. 300 MT ± 10% per month, up to 800 MT per month

As there are planned and unplanned shut downs for facilities upgrading, maintenance and health advisory situations, for example a pandemic – COVID, parties shall be held harmless for not meeting the minimum quantity monthly tally.

23. **Sampling and Analysis**

Random sampling shall be conducted monthly, by ESA at NSH premises. Umpire lots shall be made available to NSH upon request. Analysis for Zinc & Iron shall be done by a creditable 3rd party surveyor, at ESA's cost.

24. **Weighing**

All weighing shall be done at NSH premises, employing NSH's weighing scale, taking the difference of laden/unladen truck. The NSH weighing ticket weight shall be final.

25. **Basis of Payment**

25.1. Payment shall be done monthly.

25.2. The billing weight shall be the NSH weighing ticket.

26. **Pre-payment/Down payment per month**

For the due and faithful performance of the Agreement and the fulfilment of its obligations thereunder, ESA shall within thirty (30) days of signing of this Contract, to place with NatSteel a monthly pre-payment/down payment for the sum of S$25,000 to NatSteel. This advance amount of S$25,000 shall be arranged by ESA every month till the contract ceased. Any collection of feedstock shall only be activated after the S$25,000 is arranged by ESA for that month.

27. **Payment Terms For Balance Payment For that Month**

Following after clause 26, ESA shall pay NSH within 30 days from the date of invoice for the balance amount of that month. Any collection of feedstock shall only be activated after the settlement of overdue payments.

28. Duration of Agreement

This agreement shall be in effect for 12 months from 1st November 2021.

29. Termination

a. Both NSH and ESA reserve the right to terminate this agreement by either party giving 3 months' notice without assigning any reasons.
b. Without prejudice to the rights and remedies of either party, termination can be with 1 months' notice only if either party breaches the terms in this agreement. The party committing the breach shall not be entitled to serve the termination notice.

30. Code of Conduct

The Contractor is aware that the business activities of the Buyer are conducted in accordance with business practices ethics and shall at all times abide by it.

Indemnity

31. The Contractor shall indemnify NatSteel against any claims, losses and damages, including loss or damage to property or personal injury or death, arising in the course of the course of performance of any of the Services that was caused or contributed to by the Contractor, its servants, agents or subcontractors and all costs, charges and expenses incurred thereby.

32. In the event of NatSteel (including for this purpose every officer, employee or representative) being held liable for claims, losses, damages, costs and expenses arising out of any claim by any workman or employee employed by the Contractor in and for the performance of the Contract howsoever caused, the contractor shall indemnify NatSteel against such claims, losses, damages and any costs, charges and expenses in respect thereof.

33. In the event of NatSteel being held liable for claims, remuneration, CPF contributions or any payments statutorily required to be made by an employer arising out of any claim by any employee employed by the Contractor, its sub-contractors agents or representatives, the Contractor shall indemnify NatSteel against such claims, losses, damages and any costs, charges and expenses in respect thereof.

34. Contractor shall be responsible for and indemnify NatSteel against (a) all loss, damage, costs and expenses incurred due to damage and deterioration of materials arising from the handling, storage and transportation of material by Contractor, its employees, agents, representatives and sub-contractors and (b) inventory inaccuracies or discrepancies for materials stored at Contractor's warehouse.

Tan Man Ee
Chief Operating Officer
NatSteel Holdings Pte Ltd
Date:

Jacob Tan
Chief Commercial Officer
Environmental Solutions (Asia) Pte Ltd
Date: 13th October 2021

Witness By,

Daniel Ee
Vice President
Procurement & Plant Supplies

Ng Kek Loon
Senior Vice President II,
Head of Upstream Operations & Engineering

Lee Tze Wei
Vice President
Production - Meltshop

Witness By,

Lawrence Law
Chief Finance Officer